UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2010

ALICO, INC.
(Exact Name of Registrant as Specified in Charter)

FLORIDA	0-261	59-0906081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

POST OFFICE BOX 338, LA BELLE, FLORIDA	33975
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (863) 675-2966

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Alico announced today that Steven M. Smith, the President and Principal Executive Officer of Alico, has submitted his resignation as President and Principal Executive Officer which was accepted today at a specially called meeting of Alico’s Board of Directors.

The Board elected Mr. JD Alexander as President and Chief Executive Officer of Alico to replace Mr. Smith.  Mr. Alexander also serves as the President and Chief Executive Officer of Alico’s controlling shareholder, Atlantic Blue Group, Inc., a position which he intends to retain. He served as a director of Alico, Inc. in 2004 and 2005 and has served on the Alico Board since January 2008 to the present.  He also serves as the Board’s Vice Chairman and the Chairman of its Executive Committee.  Mr. Alexander has served as a Florida State Senator from 2002 to the present and previously served as a Florida State Representative from 1998 to 2002.

“The Board believes that JD Alexander and his team will help enhance the culture of Alico and provide a more efficient financial environment going forward,” said Ramon Rodriguez, Chairman of Alico’s Audit Committee. Mr. Rodriguez also noted that Mr. Alexander intended to serve without additional compensation from Alico, other than expense reimbursements and normal compensation as a director, for a period of at least 4 months. Upon the expiration of this period, terms of compensation going forward will be decided by the independent directors of the Compensation Committee of Alico’s Board.  Further, Mr. Rodriguez said, “We appreciate JD’s willingness to advance Alico, and believe that this change will benefit Alico and its employees.”

Item 9.01.                      Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

Not applicable.

(b)           Pro Forma Financial Information.

Not applicable.

(c)           Shell Company Transactions.

Not applicable.

(d)           Exhibits.

The following exhibits are included with this Report:

Exhibit 99.1      Press Release announcing the Appointment of JD Alexander as Chief Executive Officer and President and the Resignation of Steven Smith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC. (Registrant)

Date: February 23, 2010	By:	/s/ Patrick W. Murphy
Patrick W. Murphy
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1	Press Release announcing the Appointment of JD Alexander as Chief Executive Officer and President and the Resignation of Steven Smith.